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                                                              EXECUTION VERSION

             AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT
                                    BETWEEN
                      METROPOLITAN LIFE INSURANCE COMPANY
                                      AND
                    METLIFE INVESTORS DISTRIBUTION COMPANY

     This Principal Underwriting Agreement (hereinafter referred to as the "Agreement") is made effective as of the 1st day of October, 2018, by and
                                         ---        -------------
between METROPOLITAN LIFE INSURANCE COMPANY ("MLIC"), a stock life insurance company originally incorporated under the laws of the State of New York and METLIFE INVESTORS DISTRIBUTION COMPANY ("MLIDC" or the "Principal Underwriter"), a corporation organized in the State of Missouri. MLIDC is an indirect, wholly-owned subsidiary of MetLife, Inc., a publicly-traded company ("MetLife"). MLIC is a direct wholly-owned subsidiary of MetLife. MLIDC and MLIC each have their principal office located at 200 Park Avenue, New York, NY 10166. MLIDC and MLIC are herein sometimes referred to individually as a "party" and collectively as the "parties."

     WHEREAS, MLIC is licensed to issue certain insurance products ("Contracts") including, interests in fixed annuity contracts that are registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act") and individual and group annuity contracts and variable life insurance policies that are registered with the SEC under the Securities Act (unless an exemption from registration is available), which are funded by and offered through separate accounts ("Separate Accounts," or each, a "Separate Account") that are either registered as unit investment trusts with the SEC under the Investment Company Act of 1940, as amended (the "1940 Act"), or unregistered if an exemption from 1940 Act registration is available;

     WHEREAS, MLIC and MLIDC have entered into participation agreements with certain unaffiliated registered mutual funds pursuant to which MLIC intends to purchase shares of one or more portfolios of such funds ("Fund Shares") on behalf of each Separate Account that serves as a funding vehicle to the group Contracts issued by MLIC and MLIDC is authorized to sell Fund Shares to each Separate Account at net asset value;

     WHEREAS, MLIDC is a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and a member in good standing of the Financial Industry Regulatory Authority, Inc. ("FINRA");

     WHEREAS, MLIC and MLIDC desire to enter into this Agreement, pursuant to which MLIDC will distribute (as requested) and act as the principal underwriter and general distributor with respect to the Contracts and Fund Shares (collectively, "Products" or each, a Product") and related services, all as more particularly described herein; and

     WHEREAS, MLIC and MLIDC desire to amend and restate the Principal Underwriting Agreement between MLIC and MLIDC, dated as of May 1, 2007, in its entirety.

     NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

     APPOINTMENT; DISTRIBUTION AND UNDERWRITING SERVICES

     1. MLIC hereby appoints MLIDC, during the term of this Agreement, subject to the registration requirements of the Securities Act and the 1940 Act and provisions of the Exchange Act, to be the distributor and principal underwriter for the Products. MLIDC accepts such appointment and agrees to act as the distributor of the Products in accordance with specific instructions (if any) from MLIC

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pertaining thereto, and as the principal underwriter for the Products, subject to the terms and conditions hereof. MLIDC shall at all times function as and be deemed to be an independent contractor and nothing herein shall be construed as designating MLIDC or its agents, officers, or employees as agents, officers, or employees of MLIC solely by virtue of their activities in connection with MLIDC's services concerning the Products hereunder. MLIDC shall distribute the Products and provide the services hereunder in accordance with (i) applicable laws, including the rules of FINRA; (ii) the terms set by MLIC; and (iii) the provisions of the applicable prospectus or disclosure document concerning the Product.

     2. The Principal Underwriter shall provide general sales and distribution services in respect of the Products, subject to such instructions or guidelines as may be specified by MLIC from time to time.

     3. Anything in this Agreement to the contrary notwithstanding, MLIC retains the ultimate right to control the offer and sale of the Products, including the right to suspend sales in any jurisdiction or jurisdictions, to appoint and discharge agents of MLIDC, or to refuse to sell a Product to any applicant for any reason whatsoever, provided that any sales suspension or withdrawal shall not affect the Principal Underwriter's right to any representations, warranties or covenants under this Agreement with respect to distribution services occurring prior thereto. MLIC shall promptly notify the Principal Underwriter in the event there is a change in or modification to the qualifications of the Products to be offered or sold in any of the states or jurisdictions. Further, the Principal Underwriter and its representatives shall not have authority, on behalf of MLIC to: make, alter, or discharge any Product; to waive any Product forfeiture provision; to extend the time of paying any premium; or to receive any monies or premiums. The Principal Underwriter shall not expend, nor contract for the expenditure of, the funds of MLIC. The Principal Underwriter shall not possess or exercise any authority on behalf of MLIC other than that expressly conferred on the Principal Underwriter by this Agreement. The Principal Underwriter shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement.

     4. To the extent necessary to distribute the Products, the Principal Underwriter shall be duly registered or otherwise qualified under all applicable securities laws of any state or other jurisdiction in which the Principal Underwriter is licensed or otherwise authorized to distribute the Products, if required. The Principal Underwriter shall be responsible for the training, supervision, and control of its representatives for the purpose of the FINRA Conduct Rules and all applicable federal and state securities law requirements.

     5. MLIC hereby authorizes the Principal Underwriter to enter into or renew, as applicable, separate written agreements, on such terms and conditions not inconsistent with this Agreement, with one or more organizations or intermediaries which agree to participate in any such requested distribution of the Products, or as necessary to continue to pay trail commissions or make other authorized payments to selling firms under Products that have been issued as the effective date of this Agreement. Such intermediaries (hereafter "Intermediaries" or individually, an "Intermediary") shall be both registered as a broker-dealer under the Exchange Act and a member in good standing of FINRA or be exempt from such registration and FINRA membership requirements as a broker-dealer under the Exchange Act and FINRA rules. Each Intermediary and its agents or representatives soliciting applications for Products shall be duly and appropriately licensed, registered or otherwise qualified for the sale of such Products under the insurance laws and any applicable blue-sky laws of each state or other jurisdiction in which MLIC is licensed to sell the Products.

     REPRESENTATIONS OF PRINCIPAL UNDERWRITER

     6. The Principal Underwriter represents and warrants that it is, and during the term of this Agreement shall remain, registered as a broker-dealer under the Exchange Act, admitted as a member in

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good standing with FINRA, and duly registered under applicable state securities laws, and that the Principal Underwriter is and shall remain during the term of this Agreement in compliance with Section 9(a) of the 1940 Act.

     MARKETING MATERIALS; EXPENSES

     7. MARKETING MATERIALS; PREPARATION AND FILING. MLIC shall design and develop all promotional, sales, and advertising material relating to the Products and any other marketing-related documents for use in the offer and sale of the Products, subject to review and approval by the Principal Underwriter of such material and documents in accordance with applicable laws. The Principal Underwriter shall be responsible for filing such material with FINRA and any state securities regulatory authorities requiring such filings. MLIC shall be responsible for filing all promotional, sales, or advertising material, as required, with any state insurance regulatory authorities. MLIC shall be responsible for preparing and maintaining the Product forms and filing them with applicable state insurance regulatory authorities, and for preparing and maintaining the prospectuses and registration statement for the Products and filing them with the SEC and state regulatory authorities, to the extent required. MLIC warrants that the prospectuses and registration statements for the Products contain no intentional misstatements or omissions of material fact. The Principal Underwriter shall notify MLIC promptly of any comments provided by the SEC, FINRA, or any securities or insurance regulatory authority on any materials described above, and will cooperate in resolving and implementing any comments, as applicable. The Principal Underwriter shall not use any materials that have not been approved by MLIC.

     8. MLIC shall pay or cause to be paid expenses of any registration or qualification of the Products for sale under federal securities laws and, if applicable, the securities or insurance laws of any state or other jurisdiction, if applicable.

     9. MLIC shall arrange for the payment of commissions directly to those Intermediaries who sell Products under agreements entered into pursuant to paragraph 5 hereof, in amounts as may be agreed to by MLIC and specified in such written agreements.

     10. REIMBURSEMENT AND COMPENSATION. MLIC agrees to reimburse the Principal Underwriter for direct expenses incurred by the Principal Underwriter on behalf of MLIC. Such direct expenses shall include, but not be limited to,
(a) commissions and trail commissions payable under selling agreements in connection with the Products among Intermediaries, MLIC and the Principal Underwriter, (b) the costs of goods and services purchased from outside vendors, (c) travel expenses and (d) state and federal regulatory fees incurred on behalf of MLIC. The Principal Underwriter shall present a statement after the end of each quarter with respect to expense reimbursement as provided in this Section 10 and the apportionment of other services rendered and the direct expenses incurred in connection therewith. Settlements are due and payable quarterly in arrears within thirty (30) days of presentation of a statement. The Principal Underwriter agrees that its compensation for services rendered hereunder shall be limited to reimbursement of actual expenses.

     BOOKS AND RECORDS; REPORTS

     11. MLIC, each Separate Account, and the Principal Underwriter shall cause to be maintained and preserved all books of account and related financial records as are required of it by applicable laws and regulations. The books, accounts and records of MLIC, the Separate Account and the Principal Underwriter shall be maintained so as to clearly and accurately disclose the nature and details of the transactions. All records maintained by MLIC in connection with this Agreement shall be maintained and held by MLIC on behalf of, and as agent for, the Principal Underwriter, whose property they are and

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shall remain, and such books and records will at all times be subject to inspection by authorized representatives of the SEC and FINRA. MLIC shall have access to all records maintained in connection with the Products.

     12. The Principal Underwriter shall keep confidential any information obtained pursuant to this Agreement and shall disclose such information only if MLIC has authorized such disclosure or if such disclosure is expressly required by applicable federal or state regulatory authorities, legal process, subpoena, or court order.

     13. MLIC, as agent for the Principal Underwriter, shall confirm to each purchaser of a Product, in accordance with Rule 10b-10 under the Exchange Act, acceptance of premiums and such other transactions as are required by and in accordance with Rule 10b-10 and administrative interpretations thereunder.

     14. The Principal Underwriter shall cause MLIC and each Separate Account to be furnished with such reports as either or both may reasonably request for the purpose of meeting reporting and record keeping requirements under the Securities Act, the Exchange Act, and the 1940 Act and rules thereunder, as well as the insurance laws of the state of New York and any other applicable states or jurisdictions.

     15. The Principal Underwriter and MLIC shall submit to all regulatory and administrative bodies having jurisdiction over the present and future operations of each Separate Account, any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws or regulations.

     MAINTAINING REGISTRATIONS AND APPROVALS

     16. MLIC shall be responsible for maintaining the registration of the Products with the SEC and any state securities regulatory authority with which such registration is required, and for gaining and maintaining approval of the Product forms where required under the insurance laws and regulations of each state or other jurisdiction in which the Products are to be offered.

     INVESTIGATIONS AND PROCEEDINGS

     17. Each party hereto shall advise the other promptly of (i) any action of the SEC or any authorities of any state or territory, of which it has knowledge, affecting registration or qualification of each Separate Account and the Products, or the right to offer the Products for sale, and (ii) the happenings of any event that makes untrue any statement or which requires the making of any change, in the registration statement or prospectus for the Products in order to make the statements therein not misleading.

     18. MLIC, the Principal Underwriter and each Separate Account agree to cooperate fully in any regulatory inspection, inquiry, investigation, or proceeding or any judicial proceeding with respect to MLIC, each Separate Account, or the Principal Underwriter, their affiliates and their representatives to the extent that such inspection, inquiry, investigation, or proceeding is in connection with the Products distributed under this Agreement.

     GENERAL PROVISIONS
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     19.    RIGHTS, REMEDIES, ETC. ARE CUMULATIVE. The rights, remedies, and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law

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or in equity, which the parties hereto are entitled to under state and federal laws. Failure of either party to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

     20. NON-EXCLUSIVITY. Each of the parties acknowledges and agrees that this Agreement, including the services provided by the Principal Underwriter hereunder and the arrangements described herein, is intended to be non-exclusive, and that each of the parties is free to enter into similar agreements and arrangements with other entities.

     21. SUCCESSORS AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties hereunder may be assigned by a party without the prior written consent of the other party to this Agreement and without the approval of the New York Department of Financial Services.

     22. TERMINATION. This Agreement shall terminate automatically: (a) if the Agreement is assigned without the prior written consent of the other party; or (b) in the event that the Principal Underwriter ceases to be a registered broker-dealer under the Exchange Act and/or a member in good standing of FINRA. This Agreement may be terminated: (a) at any time by mutual consent of the parties; (b) at any time, for any reason, by either party on sixty (60) days' written notice to the other party; or (c) by either party if the other party materially breaches any of the terms of this Agreement and fails to cure the breach within thirty (30) days of notification by the other party of such breach. Upon termination of this Agreement, all authorizations, rights and obligations shall cease except the obligation to settle accounts, including commissions for Products (if applicable) in effect at the time of termination. The parties agree to cooperate and give reasonable assistance to one another in effecting an orderly transition following termination.

     23. NOTICE. All notices, statements or requests provided for hereunder shall be in writing and shall be deemed to have been given when delivered by hand to an officer of the other party or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e-mail.

     24. CONTACT PERSONS. MLIC and MLIDC each shall appoint one or more individuals who shall serve as contact persons for the purpose of carrying out this Agreement. Such contact persons shall be authorized to act on behalf of their respective parties as to the matters pertaining to this Agreement. Effective upon execution of this Agreement, the initial contact persons shall be those set forth in Appendix A. Each party shall notify the other, in writing, as to the name, address, and telephone number of any replacement for any such designated contact person.

     25. REGULATION. This Agreement shall be subject to the provisions of the 1940 Act, the Securities Act, and the Exchange Act and the rules, regulations and rulings thereunder, including such exemptions from the 1940 Act as the SEC may grant, and to the applicable rules and regulations of FINRA, from time to time in effect, and the terms hereof shall be interpreted and construed in accordance therewith.

     26. SEVERABILITY. If any provision or portion of any provision of this Agreement is held to be or made invalid, illegal or unenforceable by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and this Agreement will be reformed, construed and

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enforced as if such invalid, illegal or unenforceable provision or portion of any provision has never been contained herein.

     27. GOVERNING LAW. This Agreement and any dispute arising hereunder shall be interpreted, construed and enforced in accordance with the laws of the State of New York, without reference to any conflict of laws provisions that would cause the application of laws of any jurisdiction other than those of the State of New York.

     28. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and supersedes in all respects any other prior agreements between the parties hereto with respect to the subject matter in this Agreement, including, but not limited to, the distribution of the Products.

     29. AMENDMENTS. This Agreement may be amended from time to time by mutual agreement and consent of the undersigned parties, provided such amendment is in writing and duly executed and subject to the approval of the New York Department of Financial Services.

     30. FORCE MAJEURE. Either party may be excused, and no party shall be liable, for a delay in performance or a failure to perform its obligations in whole or in part due to causes reasonably beyond the control of such party, including, without limitation, war or act of war, terrorism, insurrection, riot or civil commotion, act of public enemy, flood or other act of God, and any such delay or failure shall not be considered a breach of this Agreement. Notwithstanding the foregoing, FORCE MAJEURE will not include an event which a party should reasonably be able to prevent or overcome by the exercise of due diligence, including, but not limited to, by the implementation or exercise of a commercially reasonable disaster recovery plan.

     31. CAPTIONS. Captions in this Agreement are included for convenience or reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

     32. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same agreement. Each party may deliver its signed counterpart of this Agreement to the other party by means of electronic mail or any other electronic medium utilizing image scan or similar technology, and such delivery will have the same legal effect as hand delivery of an originally executed counterpart.

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             [SIGNATURE PAGE TO PRINCIPAL UNDERWRITING AGREEMENT]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

                                             METROPOLITAN LIFE INSURANCE
                                             COMPANY

                                             BY:  /s/ Frank Cassandra
                                                  ------------------------------
                                             NAME: Frank Cassandra
                                             TITLE: Senior Vice President

                                             DATE: October 3, 2018

                                             METLIFE INVESTORS DISTRIBUTION
                                             COMPANY

                                             BY:  /s/ Derrick Kelson
                                                  ------------------------------
                                             NAME: Derrick Kelson
                                             TITLE: President

                                             DATE: October 1, 2018

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                                  APPENDIX A

List of MLIC authorized persons
-------------------------------

Tracey Gilliam, Senior Vice President and Chief Counsel U.S. Legal 200 Park Avenue, 4/th/ Floor Legal Affairs
New York, NY 10166

Heather Harker, Assistant Vice President and Assistant General Counsel 600 13/th/ Street, N.W.
Washington, DC 20005

Frank Cassandra, Senior Vice President
200 Park Avenue
New York, NY 10166

List of MLIDC authorized persons
--------------------------------

Derrick Kelson
President
Gragg Building
Charlotte, NC 28277

Jamie Zaretsky, Chief Legal Officer
200 Park Avenue, 4/th/ Floor Legal Affairs
New York, NY 10166